Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY

Medallion Financial Corp.	Public Relations
437 Madison Avenue	Harry Zlokower/Dave Closs
New York, New York10022	1-212-863-4193

Andrew M. Murstein, President

Larry D. Hall, CFO

1-212-328-2100

1-877-MEDALLION

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS

2015 FOURTH QUARTER AND RECORD FULL YEAR RESULTS

•	Full year record earnings of $29,376,000, an all-time high, or $1.20 per diluted common share, increased 2% from 2014

•	Fourth quarter earnings of $6,911,000, or $0.29 per share

•	Managed assets were $1.655 billion, including $1.081 billion at Medallion Bank, both all-time highs

•	Net interest margin was 6.98% on a combined basis

•	80% of 2015 earnings came from our consumer lending businesses

•	Consumer loans originated by Medallion Bank grew 31% from a year ago

•	Book value per share, or net asset value, increased to $11.42 at December 31, 2015

•	Quarterly distribution of $0.25 per share declared

NEW YORK, NY – February 17, 2016 – Medallion Financial Corp. (Nasdaq: TAXI) announced that earnings, or net increase in net assets resulting from operations, were $29,376,000 or $1.20 per diluted common share in 2015, up $684,000 or 2% from $28,692,000 or $1.14 per share in 2014, primarily reflecting lower operating expenses and higher net interest income, partially offset by lower net realized/unrealized gains and noninterest income. Net investment income after income taxes was $16,826,000 or $0.69 per share in 2015, up $1,681,000 or 11% from $15,145,000 or $0.60 in 2014.

(more)

Medallion Financial Announces 2015 Fourth Quarter and Full Year Results p. 2

Medallion Bank, the Company’s unconsolidated wholly-owned portfolio company, had net income of $23,238,000 in 2015. Medallion Bank’s consumer lending portfolio grew 31% over the last year, all with a decrease in delinquencies from a year ago, and with loss rates remaining at low levels.

Medallion Financial’s net interest margin was 4.59% for the 2015 quarter, compared to 6.64% in the 2014 quarter, primarily reflecting lower dividends from Medallion Bank which can elect to retain earnings for growth, and was 6.03% in the full year, compared with 6.54% for 2014, primarily reflecting lower rates earned and changes in the portfolio mix. On a combined basis with Medallion Bank, the net interest margin was 6.95% in the quarter and 6.98% in the full year, compared to 6.86% and 7.09% a year ago, reflecting the continued low cost of funds at the Bank, and the Bank’s higher-yielding loan portfolio. The net interest margins demonstrate the strong portfolio earning power of Medallion and the Bank.

Andrew Murstein, President of Medallion Financial stated, “We are extremely pleased with the 2015 fourth quarter and record-setting full year results. While taxi medallion lending continues to have virtually zero losses, the majority of our earnings continue to arise from non-taxi related loan products, primarily from our consumer lending businesses, which was responsible for 80% of our earnings in 2015. We anticipate that this area will contribute to earnings at an increasing rate as we continue to grow these portfolios.”

Larry D. Hall, Chief Financial Officer of Medallion Financial, stated, “All the important indicators of our business continue to demonstrate the quality of Medallion’s operations, including continued growth and profitability, very solid credit performance by the portfolios, strong capital levels, and an experienced management team.”

“For Medallion Financial, loans 90 days or more past due were 3.6%, compared to 2.1% last quarter. On a combined basis with Medallion Bank, loans 90 days or more past due were 2.2%, compared to 1.5% last quarter,” said Mr. Hall. “Medallion loans 90 days or more past due were 3.8% of Medallion Financial’s medallion loan portfolio, up from 1.8% last quarter. Medallion loans 90 days or more past due were 4.1% of the combined medallion loan portfolio, up from 2.5% last quarter. These rates are still down from historical levels, such as during the first 10 years of being a public company when delinquencies averaged 3% and rose as high as 7%. The Company still experienced virtually no losses even at those levels and we had virtually no losses on medallion loans during 2015. The current loan to value of our combined taxi medallion portfolio was 76% at year end, compared to 60% a year ago. Additionally, we also have personal guarantees on virtually all of these loans. Medallion Bank had aggregate loan loss reserves of 2.35%, compared to 2.07% last quarter and 1.91% a year ago, and despite these increased reserves we still had record earnings,” said Mr. Hall.

“Medallion Financial had realized gains of 1.40% in 2015, compared to realized losses of 1.11% in the year ago period, and Medallion Bank had a net loss rate of 1.06% in 2015, compared to 0.77% in the 2014 period. Additionally, Medallion Financial had realized losses on medallion loans of 0.04% for 2015, and 0.0% in 2014, and Medallion Bank had realized losses of 0.0% for both years. These results continue to evidence the solid credit performance of our businesses.”

“Medallion’s debt to equity ratio was 1.45 to 1, providing room for increasing our leverage and growing our businesses down the road. Additionally, we had over $31 million of cash on hand at year end and Medallion Bank continues to have the capacity to raise significant additional deposits.”

Mr. Hall added, “We continue to look for opportunities to replace higher cost borrowings with lower cost fixed and floating rate debt, further enhancing our profitability and lowering our cost of borrowed funds. We see additional opportunities to continue this as rates remain near historic lows.”

(more)

Medallion Financial Announces 2015 Fourth Quarter and Full Year Results p. 3

Medallion loans were $308,408,000 at year end, down $3,486,000 or 1% from $311,894,000 a year ago, representing 51% of the investment portfolio, compared to 59% a year ago, and were yielding 4.09% compared to 4.03% a year ago, up 1%, reflecting our increasing rates as loans refinance. The decrease in outstandings primarily reflected increases in unrealized depreciation reflecting current market conditions, and relatively stable portfolio markets. The managed medallion portfolio, which includes loans at Medallion Bank and those serviced for third parties, was $667,863,000 at year end, down $36,950,000 or 5% from $704,813,000 a year ago, reflecting the above and portfolio decreases in the New York and Chicago markets, reflecting management’s decision to cull weaker and less profitable borrowers from the portfolio.

The commercial loan portfolio was $81,895,000 at year end, compared to $71,149,000 a year ago, an increase of $10,746,000 or 15%, and represented 14% of the investment portfolio in both years. The increase primarily reflected growth in the high-yield mezzanine portfolio, partially offset by a decrease in the other secured commercial loan portfolio. Commercial loans yielded 12.80% at year end, up 7% from 11.91% a year ago, reflecting the change in portfolio mix and higher yields on the mezzanine portfolio. The net managed commercial loan portfolio, which includes loans at Medallion Bank and those serviced for or by third parties, was $122,463,000 at year end, up $8,177,000 or 7% from $114,286,000 a year ago, primarily reflecting the changes described above, and an increase in asset-based loan participations purchased.

Investments in Medallion Bank and other controlled subsidiaries were $159,913,000 at year end, up $23,065,000 or 17% from $136,848,000 a year ago, primarily reflecting our equity in the earnings of Medallion Bank and other portfolio company investments, capital contributions made, dividends paid, portfolio sales, and net appreciation, and which represented 26% of the investment portfolio in both years, and which yielded 12.74% at year end, compared to 11.44% a year ago, primarily reflecting the dividends from Medallion Bank.

Equity investments were $6,859,000 at year end, down $851,000 or 11% from $7,710,000 a year ago, primarily reflecting increased equity investments offset by portfolio depreciation and the transfer of an investment to investment in controlled subsidiaries, and which represented 1% of the investment portfolio at both year ends, and had a dividend yield of 0.72%, compared to 0.86% a year ago.

Medallion Bank’s consumer loan portfolio increased by $147,340,000 or 31% to $619,887,000 at year end from $472,547,000 a year ago, and represented 41% of the managed loan portfolio, compared with 36% a year ago. The consumer loan portfolio yielded 14.06% compared to 14.71% a year ago, primarily reflecting changes in the portfolio mix to loans with higher credit scores including our home improvement lending division where average FICO scores exceed 760. The increase in outstandings reflected increases in all product lines, particularly the home improvement and recreational vehicle lending portfolios.

Overall total managed assets increased $158,000,000 or 11% to $1,655,000,000 at year end, up from $1,497,000,000 a year ago and the Company’s book value per share, or net asset value, increased from $11.16 a year ago to $11.42 at December 31, 2015. This increase is primarily a result of the ability of Medallion Bank to retain earnings in addition to providing a steady dividend source to its parent company, Medallion Financial.

Medallion Financial also announced a distribution of $0.25 per share for the 2015 fourth quarter, compared to $0.24 per share a year ago. This brings the total distributions declared over the last four quarters to $1.00, up 4% from $0.96 in the prior four quarters, and equates to a yield of approximately 16% based on the closing price of the Company’s stock on February 16, 2016. The current distribution will be paid on April 11, 2016 to shareholders of record on March 31, 2016. Since the Company’s initial public offering in 1996, the Company has paid or declared in excess of $254,000,000 or $14.31 per share in distributions.

(more)

Medallion Financial Announces 2015 Fourth Quarter and Full Year Results p. 4

*         *         *

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $5 billion to the taxicab industry and other small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2014 Annual Report on Form 10-K.

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(Dollars in thousands, except per share data)	2015	2014
Total investment income	$42,653	$41,068
Total interest expense	9,422	8,543

Net interest income	33,231	32,525

Total noninterest income	319	509

Salaries and benefits	11,644	12,803
Professional fees	1,486	1,194
Occupancy expense	877	798
Other operating expenses	2,717	3,094

Total operating expenses	16,724	17,889

Net investment income before income taxes	16,826	15,145
Income tax (provision) benefit	—	—

Net investment income after income taxes	16,826	15,145

Net realized gains (losses) on investments	7,636	(5,607)

Net change in unrealized appreciation (depreciation) on investments	(11,916)	3,511
Net change in unrealized appreciation on Medallion Bank and other controlled subsidiaries	16,830	15,643

Net unrealized appreciation on investments	4,914	19,154

Net realized/unrealized gains on investments	12,550	13,547

Net increase in net assets resulting from operations	$29,376	$28,692

Net investment income after income taxes per common share
Basic	$0.69	$0.61
Diluted	$0.69	$0.60

Net increase in net assets resulting from operations per common share
Basic	$1.21	$1.15
Diluted	$1.20	$1.14

Distributions declared per share	$1.00	$0.96

Weighted average common shares outstanding
Basic	24,315,427	24,850,496
Diluted	24,391,959	25,073,323

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	December 31, 2015	December 31, 2014
Assets
Medallion loans, at fair value	$308,408	$311,894
Commercial loans, at fair value	81,895	71,149
Investment in Medallion Bank and other controlled subsidiaries, at fair value	159,913	136,848
Equity investments, at fair value	6,859	7,710
Investment securities, at fair value	49,884	—

Net investments	606,959	527,601
Cash and cash equivalents	30,912	47,083
Accrued interest receivable	1,003	988
Fixed assets, net	198	256
Foreclosed properties	37,882	47,502
Goodwill, net	5,099	5,099
Other assets, net	6,997	3,758

Total assets	$689,050	$632,287

Liabilities
Accounts payable and accrued expenses	$5,120	$6,651
Accrued interest payable	1,302	2,171
Funds borrowed	404,540	348,795

Total liabilities	410,962	357,617

Commitments and contingencies	—	—
Total shareholders’ equity (net assets)	278,088	274,670

Total liabilities and shareholders’ equity	$689,050	$632,287

Number of common shares outstanding	24,346,693	24,620,623
Net asset value per share	$11.42	$11.16

Total managed loans	$1,410,213	$1,291,646
Total managed assets	1,654,658	1,497,295